UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    June 8, 2005

Boston Acoustics, Inc.

(Exact name of Registrant as Specified in its Charter)

Massachusetts	000-15193	04-2662473
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Jubilee Drive

Peabody, Massachusetts 01960

(Address of Principal Executive Offices)

(978) 538-5000

(Registrant’s telephone number, including area code)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☒	Soliciting material pursuant to Rule 14a-12 of the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) Exchange Act

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Merger Agreement

On June 8, 2005, Boston Acoustics, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), with D&M Holdings U.S. Inc. (the “Buyer”) and Allegro Acquisition Corp., a wholly-owned subsidiary of the Buyer (the “Merger Sub”).

The Merger Agreement contemplates that Merger Sub will be merged with and into the Company. In the merger, each outstanding share of the Company’s common stock will be converted into the right to receive $17.50 in cash, without interest; each Company stock option outstanding at the time of the merger will be cancelled and the holder thereof will be entitled, for each share of the Company’s common stock subject to such option, to an amount in cash, without interest, equal to the difference between $17.50 and the per-share exercise price of such option. As a result of the merger, the Company will become a wholly-owned subsidiary of the Buyer.

The Company has made customary representations and warranties and covenants in the Merger Agreement, including among others (i) not to solicit proposals relating to alternative business combination transactions or, subject to certain exceptions, not to engage in discussions with entities other than the Buyer concerning alternative business combination transactions, (ii) to cause a meeting of the Company’s shareholders to be held to consider the Merger Agreement, and (iii) subject to certain exceptions, for the Company’s board of directors to recommend that the Company’s shareholders approve the Merger Agreement and thereby approve the merger and the other transactions contemplated by the Merger Agreement.

Consummation of the merger is subject to various customary conditions, including approval of the Merger Agreement by the Company’s shareholders, receipt of financing by the Buyer, the absence of certain legal impediments to the consummation of the merger and the receipt of certain regulatory approvals. The Buyer has advised the Company that it has obtained financing commitments for the transactions contemplated by the Merger Agreement, which commitments are subject to customary conditions. The Merger Agreement contains certain termination rights and provides that, upon the termination of the Merger Agreement under specified circumstances, the Company will be required to pay the Buyer a termination fee of $3 million.

In connection with the signing of the Merger Agreement, the Buyer and certain shareholders of the Company, including Andrew G. Kotsatos, the Chairman of the Company’s Board of Directors, have entered into a voting agreement whereby, among other things, such shareholders have agreed to vote all shares of the Company’s common stock held by them in favor of the Merger Agreement and have appointed the Buyer and its designees as their proxy and attorney-in-fact to vote such shares in favor of the Merger Agreement. The shareholders who are parties to the voting agreement hold, in the aggregate, approximately 38% of the outstanding shares of the Company’s common stock.

A copy of the Merger Agreement is attached hereto as Exhibit 2.1 and is incorporated herein by reference. The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement.

In connection with the proposed merger, the Company will prepare a proxy statement for the shareholders of the Company to be filed with the Securities and Exchange Commission (the “SEC”). Before making any voting or investment decision, the Company’s shareholders are urged to read the proxy statement regarding the merger carefully in its entirety when it becomes available because it will contain important information about the proposed transaction. The proxy statement and other relevant documents filed with the SEC will be available free of charge at the SEC’s website, www.sec.gov and shareholders of the Company will also be able to obtain copies of the proxy statement and other relevant documents free of charge by directing their requests to Boston Acoustics, Inc., 300 Jubilee Drive, Peabody, MA 01960, Attention: Investor Relations.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of June 8, 2005, by and among Boston Acoustics, Inc., D&M Holdings U.S. Inc. and Allegro Acquisition Corp.

99.1	Press Release issued by D&M Holdings Inc. and Boston Acoustics, Inc., dated June 8, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOSTON ACOUSTICS, INC. (Registrant)

Date: June 8, 2005	By:	/s/ Moses A. Gabbay Moses A. Gabbay President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of June 8, 2005, by and among Boston Acoustics, Inc., D&M Holdings U.S. Inc. and Allegro Acquisition Corp.

99.1	Press Release issued by D&M Holdings Inc. and Boston Acoustics, Inc., dated June 8, 2005.